REVOLVING LINE OF CREDIT NOTE


$7,500,000.00                                                   Denver, Colorado
                                                              September 15, 2005

     FOR VALUE RECEIVED, the undersigned DYNAMIC MATERIALS CORPORATION ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Colorado RCBO, 1740 Broadway, 3rd Floor, Denver, CO 80274, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

I.   DEFINITIONS:

     As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined. Terms used herein and defined in the Credit Agreement have the respective meanings ascribed to them in the Credit Agreement.

     (a) "Adjusted Euribor Rate" means, for any Interest Rate Determination Date with respect to a Fixed Rate Term for a Euro denominated Advance, the rate per annum obtained by dividing (i) the offered quotation (rounded upward to the nearest 1/100th of 1%) by first class banks in the London interbank market to Bank for deposits in Euro of amounts in same day funds comparable to the principal amount of the Euro-denominated Advance for which the Adjusted Euribor Rate is then being determined with maturities comparable to such Fixed Rate Term as of approximately 11:00 A.M. (London time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D of the Federal Reserve Board (or any successor category of liabilities under Regulation D).

     (b) "Credit Agreement" means the Credit Agreement dated as of September 15, 2005 by and between Borrower and Bank, as amended from time to time.

     (c) "Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2 or 3 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to (i) with respect to Dollar-denominated Advances, LIBOR; or, with respect to Euro-denominated Advances, the Adjusted Euribor Rate; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day, provided, however, that provided that, if any Fixed Rate Term applicable to a Euro-denominated Advance would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Fixed Rate Term shall expire on the next preceding Business Day.


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

     (d) "Interest Rate Determination Date" means each date for calculating the Adjusted Euribor Rate, for purposes of determining the interest rate in respect of a Fixed Rate Term. The Interest Rate Determination Date in respect of calculating the Adjusted Euribor Rate shall be the second Business Day prior to the first day of the related Fixed Rate Term.

     (e) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

         LIBOR =             Base LIBOR
                 ----------------------------------
                   100% - LIBOR Reserve Percentage

     (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

     (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

     (f) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

II.  INTEREST:

     (a) Interest. The outstanding principal balance of Dollar-denominated Advances shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum one half of one percent (.50%) below the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be two percent (2.00%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. The outstanding principal balance of Euro-denominated Advances shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate per annum determined by Bank to be two percent (2.00%) above Adjusted Euribor Rate in effect on the applicable Interest Rate Determination Date. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each Fixed Rate Term selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.


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

     (b) Payment of Interest. Interest accrued on Dollar-denominated Advances shall be payable in Dollars on the last day of each month, commencing September 30, 2005. Interest accrued on Euro-denominated Advances shall be payable in Euro on the last day of each applicable Fixed Rate Term, provided that in the case of each such Fixed Rate Term exceeding one month, interest shall be payable in EURO on the first Business Day of each calendar month after the commencement of such Fixed Rate Term.

     (c) Selection of Interest Rate Options - Dollar-denominated Advances. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower;
(ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. (San Francisco time) on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it's sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

     (d) Continuation - Euro-denominated Advances.

     (i) Subject to the provisions of Section 3(f)(vi), Borrower shall have the option upon the expiration of any Fixed Rate Term applicable to a Euro-denominated Advance, to continue all or any portion of such advance as a Euro-denominated Advance.

     (ii) Borrower shall deliver a Credit Notice to Bank no later than 9:00 A.M. (San Francisco time) at least four Business Days in advance of the proposed continuation date in the case of a continuation of a Euro-denominated Advance.

     (iii) A Credit Notice for continuation of a Euro-denominated Advance shall be irrevocable, and Borrower shall be bound to effect a continuation in accordance therewith.

     (e) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR or the Adjusted Euribor Rate, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or


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

foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR or the Adjusted Euribor Rate to the extent they are not included in the calculation of LIBOR or the Adjusted Euribor Rate. In determining which of the foregoing are attributable to any LIBOR or Adjusted Euribor Rate option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

     (f) Special Provisions Governing Euro-denominated Advances. Notwithstanding any other provision of this Note to the contrary, the following provisions shall govern with respect to Euro-denominated Advances as to the matters covered:

          (i) In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such advances on the basis provided for in the definition of Adjusted Euribor Rate, Bank shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (A) no Euro-denominated Advances may be made as, or continued as, Euro-denominated Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist and (B) any Credit Notice given by Borrower with respect to the Euro-denominated Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

          (ii) In the event that on any date Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Euro-denominated Advances (A) has become unlawful as a result of compliance by Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (B) has become impracticable, or would cause Bank material hardship, as a result of contingencies occurring after the date of this Note which materially and adversely affect the London interbank market or the position of Bank in that market, then, and in any such event, Bank shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower of such determination. Thereafter the obligation of Bank to make Euro-denominated Advances shall be suspended until such notice shall be withdrawn by Bank, and Bank's obligation to maintain its outstanding Euro-denominated Advances shall be terminated at the earlier to occur of the expiration of the Fixed Rate Term then in effect with respect to the affected advances or when required by law.

          (iii) Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its Euro-denominated Advances and any reasonable loss, expense or liability sustained by Bank in connection with the liquidation or re-employment of such funds) which Bank may sustain: (A) if for any reason a borrowing of any Euro-denominated Advance does not occur on a date specified therefor in a Credit Notice, or a continuation of any Euro-denominated Advance does not occur on a date specified therefor in a Credit Notice, (B) if any prepayment (including


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

     any prepayment pursuant to Bank's exercise of remedies during an Event of Default) of any Euro-denominated Advance occurs on a date prior to the last day of a Fixed Rate Term applicable to such advance, or (C) as a consequence of any other default by Borrower in the repayment of Euro-denominated Advances when required by the terms of this Note. Such reasonable losses, expenses and liabilities shall also include (I) any loss or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such advances,
     (II) an amount equal to the excess, if any of (x) the cost sustained by Bank of obtaining the funds for such Euro-denominated Advances being prepaid prior to the expiration of the applicable Fixed Rate Term for the period from the date of such prepayment or conversion to the last day of the applicable Fixed Rate Term, over (y) the amount of interest (as reasonably determined by Bank) that would be realized by Bank in re-employing the funds so prepaid for such Fixed Rate Term, (III) any loss incurred in liquidating or closing out any foreign currency contract undertaken by Bank in funding or maintaining such advances, and (IV) any loss arising from any change in the value of Dollars in relation to any such advance which was not paid on the date due between the date such payment was due and the date of payment, or which was not paid in Euro, all as determined by Bank in its good faith discretion.

          (iv) Bank may make, carry or transfer Euro-denominated Advances at, to, or for the account of any of its branch offices or the office of an affiliate of Bank.

          (v) Calculation of all amounts payable under this Section and under
     Section II(e) above shall be made as though Bank had actually funded each of the relevant Euro-denominated Advances through the purchase of Euro deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Euribor Rate, in an amount equal to the amount of such Euro-denominated Advance and having a maturity comparable to the relevant Fixed Rate Term; provided, however, that Bank may fund each Euro-denominated Advance in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section.

          (vi) After the occurrence of and during the continuance of an Event of Default, (A) Borrower may not elect to have a Euro-denominated Advance be made or maintained after the expiration of any Fixed Rate Term then in effect for that Euro-denominated Advance and (B) subject to the provisions of Section II(f)(iii), any Credit Notice given by Borrower with respect to a requested borrowing or continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

     (g) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

III. BORROWING AND REPAYMENT:

     (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in


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

connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 30, 2007, provided, however, that Borrower shall repay to Bank in full, in Euro, the principal amount of each Euro-denominated Advance on the last day of each Fixed Rate Term for such advance, unless such advance is continued in accordance with the terms of this Note.

     (b) Advances. Dollar-denominated Advances hereunder, to the total amount of the principal sum available, may be made by the holder at the oral or written request of (i) Richard A. Santa, Donald Rittenhouse or Michael Preston, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower. Euro-denominated Advances hereunder shall be available through the delivery of a Credit Notice as described in the Credit Agreement, and Bank shall deposit proceeds of such advances into the following account: [Nobelclad Europe S.A., Account Number 00010129148, BNP Paribas, Swift ID: BNPAFRPPPG].

     (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. As to Dollar-denominated Advances, payments credited to principal shall be applied first, to the outstanding principal balance thereof which bears interest determined in relation to the Prime Rate, if any; and second, to the outstanding principal balance thereof which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

IV.  PREPAYMENT:

     (a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

     (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:


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

            (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

           (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

          (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

V.   EVENTS OF DEFAULT:

     This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of September 15, 2005, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

VI.  MISCELLANEOUS:

     (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.


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     (b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

DYNAMIC MATERIALS CORPORATION

By:   /s/ Richard A. Santa
     --------------------------------------
     Richard A. Santa, Vice President & CFO


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